Exhibit 99.1

     Warwick Valley Telephone Company (Nasdaq: WWVY; the “Company”) announced today that the Company was unable to file its Annual Report on Form 10-K for the year ended December 31, 2004 by the extended due date of March 31, 2005. As previously disclosed in the Company’s Form 12b-25 filing on March 17, 2005 (the “Form 12b-25”), due to the complex nature of the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and the fact that the Company has encountered unanticipated delays in connection with its evaluation and testing, the Company has not yet completed its assessment of its internal control over financial reporting. Additionally, due to the redirection of personnel resources in connection with the ongoing efforts to complete management’s assessment of the effectiveness of the Company’s internal control over financial reporting, the Company has not yet completed its financial statements. Management has devoted, and continues to devote, significant time, effort and expense in preparing its financial statements and performing its evaluation of internal control over financial reporting. Management intends to file the Company’s Annual Report on Form 10-K as soon as possible.

     As a result of its inability to file its Annual Report on Form 10-K on time, on April 5, 2005, the Company received a notice from the Listing Qualifications Department of The Nasdaq Stock Market, Inc. stating that the Company fails to comply with Nasdaq’s Marketplace Rule 4310(c)(14) because it has not yet filed its Annual Report on Form 10-K for the year 2004. Because of this failure to comply, the Company’s Common Shares will begin trading at the opening of business on April 7, 2005 under the symbol “WWVYE,” rather than under its usual symbol, “WWVY.” Furthermore, the notice stated that the Company’s Common Shares will be delisted from The Nasdaq National Market at the opening of business on April 14, 2005, unless by 4:00 pm EDT on April 12, 2005 the Company requests a hearing before a Nasdaq Listing Qualifications Panel. The Company intends to promptly request an oral hearing. That request will stay the delisting of the Company’s Common Shares. The Company currently believes the hearing will take place in approximately one month. There can be no assurance that the Panel will grant the Company’s request for continued listing.

     The Company entered into a 10-year, multiple-draw credit facility with a maximum availability of $18,475,000 with CoBank on October 16, 2002. Under the credit facility, the availability of undrawn amounts expired on September 30, 2004, at which time a principal amount of $12,149,058 was outstanding. Several covenants and events of default potentially relate to the inability of the Company to file its Annual Report on Form 10-K on time. One of the covenants in the facility requires the Company to provide audited financial statements to the lender 90 days after fiscal year end. Another requires the Company to comply with all regulations, which would include the reporting regulations of the Securities and Exchange Commission. CoBank has waived until June 1, 2005 all defaults that relate or might relate to the Company’s failure on March 31, 2005 to file its Annual Report on Form 10-K, the failure on March 31, 2005 to deliver audited financials to CoBank and the receipt on April 5, 2005 of the notice described above from Nasdaq; as a result, the Company is not in default under the facility. In the event the Company is unable to file audited statements on June 1, 2005 and the filing deadline is not further extended, CoBank could declare an Event of Default that could accelerate the maturity of all amounts then outstanding and then seek to collect those amounts.

     As previously disclosed in the Form 12b-25, the Company has identified certain material weaknesses in the design and operating effectiveness of internal control over financial reporting. The existence of one or more material weaknesses as of December 31, 2004 would preclude a conclusion by management that the Company’s internal control over financial reporting was effective as of that date.

     As previously reported, when comparing results from year 2004 to year 2003: Total Operating Revenues of the Company are expected to decline $1.1 million or approximately 4% due principally to a decrease in revenue from network access charges; Operating Expense is expected to increase by approximately $1.5 million or approximately 6% largely due to a significant increase in professional fees related to management’s ongoing Section 404 assessment; and net income is expected to increase by $0.8 million, or approximately 10% due largely to a gain on the sale of the Company’s interest in DataNet and to an increase in its income from its limited partnership interest in Orange County-Poughkeepsie LP, partially offset by the decrease in Total Operating Revenues and the increase in the Operating Expenses discussed above. The foregoing results are preliminary and are subject to adjustment.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

     This press release contains forward-looking statements. Please refer to the Company’s Report on Form 10-Q for the quarter ended September 30, 2004 and the Company’s past and future filings and reports filed with the Securities and Exchange Commission for a description of the business environment in which the Company operates and the important factors that may affect its business. The Company is not under any obligation to (and expressly disclaims any obligation to) update or alter its forward-looking statements, whether as the result of new information, future events or otherwise.